BRITISH COLUMBIA
The Best Place on Earth

Number: C0867178

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CAG CAPITAL INC. changed its name to STELLAR BIOTECHNOLOGIES, INC. on April 7, 2010 at 12:46 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 7, 2010

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada